Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, CA 94560

(510) 744-8000

April 6, 2018

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
Attn:  Christine Westbrook

Re:                             Depomed, Inc.

Registration Statement on Form S-3

Filed March 2, 2018

File No. 333-223420

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Depomed, Inc., a California corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) be accelerated to 4:00 p.m., Eastern Daylight Time, on April 10, 2018 or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

Depomed, Inc.

/s/ Amar Murugan
Amar Murugan
VP, Legal and Deputy General Counsel

cc:                                Ryan Murr, Gibson, Dunn & Crutcher LLP

Sean Sullivan, Gibson, Dunn & Crutcher LLP